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                                                                  EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of June 6, 2000 by and between PET QUARTERS, INC., an Arkansas corporation (the "COMPANY"), and Gregg Rollins, an Arkansas resident ("EXECUTIVE").

                  WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of Executive pursuant to the terms herein stated.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. START DATE. This Agreement shall be effective as of the date hereof, and the "TERM OF EMPLOYMENT" (as defined herein) shall commence as of June 1, 2000 (the "START DATE").

2. POSITION AND DUTIES. The Company hereby employs Executive in the capacity as Chief Financial Officer commencing as of the Start Date for the Term of Employment. Executive shall devote his best efforts to the performance of the services customarily incident to such offices and positions and to such other services of a senior executive nature as may be reasonably requested by the Chief Executive Officer of the Company (collectively, "COMPANY MATTERS"). Executive, in his capacity as an employee and officer of the Company, shall be responsible to and obey the reasonable and lawful directives of the Chief Executive Officer or the Board of Directors. Executive shall report directly to the Board of Directors of Company only, and Executive shall have such authority and duties as are customary in such position. During the Term of Employment, Executive's office shall be located within the City of Lonoke, Arkansas or the City of Little Rock, Arkansas, and Executive shall not be required to locate outside of either of these two cities without Executive's written consent.

3.       COMPENSATION.

         (a) BASE SALARY. The Company shall pay to Executive for the duration of the Term of Employment a minimum salary at the rate of ninety two thousand dollars ($92,000.00) per calendar year and agrees that such salary shall be reviewed quarterly by the Board and, if appropriate, will be increased based on the Company's ability to meet its budgetary and strategic goals and objectives (the "Base Salary"). Such salary shall be payable at least monthly in accordance with the Company's normal payroll procedures. At no time during the Term of Employment shall Executive's Base Salary be decreased from the amount of the Base Salary then in effect without the consent of Executive.

         (b) PERFORMANCE BONUS. In addition to the compensation otherwise payable to Executive pursuant to this Agreement, Executive be eligible to receive additional



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                  annual bonuses to the extent, if any, awarded by the Board in the sole discretion of the Board (the "DISCRETIONARY BONUS").

         (c) STOCK OPTIONS. In addition to the compensation otherwise payable to Executive pursuant to this Agreement, Executive shall receive, under a separate agreement, stock options according to terms and conditions comparable to similarly-situated officers of the Company.

4.       BENEFITS. During the Term of Employment:

         (a) Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board.

         (b) Executive shall be allowed vacations and leaves of absence with pay in accordance with Company policy.

         (c) The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, long distance and cellular telephone expenses, and approved professional memberships, following presentation of documentation in accordance with the Company's business expense reimbursement policies.

         (d) Executive shall be added as an additional named insured under all liability insurance policies now in force or hereafter obtained covering any officer or director of the Company in his or her capacity as an officer or director. Company shall indemnify Executive in his capacity as an officer or director and hold him harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by him on behalf of or in the course of performing services for the Company (to the maximum extent provided by the Bylaws of the Company and applicable law).

5. TERM; TERMINATION OF EMPLOYMENT. As used herein, the phrase "TERM OF EMPLOYMENT" shall mean the period commencing on the Start Date and ending approximately two (2) years from the Start Date on May 31, 2000; provided, however, that, unless either the Company or Executive provides two (2) months notice to the contrary prior to the end of the Term of Employment, the Term of Employment shall automatically be extended for one (1) year periods. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following (the "TERMINATION DATE"):



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         (a)      TERMINATION BY THE COMPANY WITHOUT CAUSE. Notwithstanding
                  anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive's employment for any reason other than Cause (as defined below), Disability (as defined below), or Death by giving Executive at least thirty (30) days prior written notice of the effective date of termination. In the event Executive's employment hereunder is terminated by the Company other than for Cause, Disability or Death, Executive shall be entitled to receive from Company all amounts specified below as follows:

                  i. Base Salary and Bonuses. Company shall pay or cause to be paid within 15 days of the termination date in a lump sum, an amount equal to Executive's Base Salary and any accrued Bonuses as he would have received such amounts during the period commencing on the effective date of such termination and ending at the latter of the Term of Employment or twelve
                           (12) months after the Termination Date (the "SALARY CONTINUATION PERIOD").

                  ii. Benefits. During the first six months of the Salary Continuation Period, Executive and his spouse, dependents and beneficiaries shall be entitled to continue to be covered by all group medical, health and accident insurance or other such health care arrangements in which Executive was a participant as of the effective date of such termination pursuant to this Subsection, at the same coverage level and on the same terms and conditions which applied immediately prior to the effective date of Executive's termination of employment pursuant to this Subsection, until Executive obtains alternative comparable coverage under another group plan, which coverage does not contain any pre-existing condition exclusions or limitations. At the termination of the benefits coverage under the preceding sentence, Executive and his spouse, dependents and beneficiaries shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if Executive had terminated employment with the Company on the date such benefits coverage terminates.

                  iii. Stocks/Stock Options. Any unvested stock options, stock appreciation rights, warrants, bonus units, or comparable rights (collectively, "options") granted or to be granted to Executive, and any shares or other units (collectively "shares") granted or to be granted to Executive, pursuant to any plan involving or based upon equity in the Company, shall automatically and fully vest in Executive (and any and all conditions applicable thereto shall be deemed satisfied). In addition, any options granted or to be granted to Executive, vested or unvested, and all shares of common stock of the Company owned by Executive shall automatically double. Such options shall be fully vested in accordance with this


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                           subsection except the exercise price for such
                           options granted pursuant to this subsection shall be the closing bid price for shares of common stock of the Company on the Termination Date, and such shares of common stock granted pursuant to this subsection shall be deemed to be validly issued, fully paid, and nonassessable.

         (b) TERMINATION FOR CAUSE. The Company shall have the right to terminate Executive's employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may, except as otherwise provided below, be the date of such notice). If the Company terminates Executive's employment for Cause, Executive shall be paid his unpaid Base Salary accrued through the date of termination, and the Company shall have no further obligation hereunder from and after the effective date of termination under this Subsection and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

                           For purposes of this Agreement, "CAUSE" shall mean:

                  (i) theft, forgery, fraud, misappropriation, embezzlement, moral turpitude or other act of material misconduct against the Company or any of its affiliates;

                  (ii) willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is or is reasonably expected to be materially injurious to the financial condition of the Company; or

                  (iii) conviction of, or plea of guilty or nolo contendere to, a felony or any crime of theft, forgery, fraud, misappropriation, embezzlement, moral turpitude or other act of material misconduct;

                  (iv) a material violation of any fiduciary duty owed to the Company;

                  provided, however, that for any such event, activity or omission in clause (iv) of this subsection, Executive shall be given (A) prior written notification of the Company's intended actions and a description of the alleged events, activities or omissions giving rise thereto, and (B) with respect to those events, activities or omissions for which a cure is reasonably possible, a reasonable opportunity (of not less than thirty (30) days) to cure such breach.

         (c) TERMINATION ON ACCOUNT OF DEATH. In the event of Executive's death while in the employ of the Company, his employment hereunder shall terminate on the date of his death and Executive shall be paid his unpaid Base Salary through the date of termination. In addition, any other benefits payable on behalf of Executive shall be determined under the Company's insurance and other compensation and benefit plans and programs then in effect in accordance with the terms of such programs.



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         (d)      TERMINATION ON ACCOUNT OF DISABILITY. To the extent not
                  prohibited by The Americans With Disabilities Act of 1990, if, as a result of Executive's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), Executive is unable to substantially render to the Company the services required under this Agreement for more than ninety (90) days out of any consecutive one hundred and eighty (180) day period or if a physician acceptable to the Company advises the Company that it is likely that Executive will be unable to return to the performance of his duties for more than ninety (90) days out of any consecutive one hundred and eighty (180) day period his employment may be terminated for "DISABILITY." During any period that Executive fails to perform his duties with the Company as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary and other benefits provided hereunder, together with all compensation payable to him under the Company's disability plan or program or other similar plan during such period, until Executive's employment hereunder is terminated pursuant to this subsection. Thereafter, Executive's benefits shall be determined under the Company's retirement, insurance, and other compensation and benefit plans and programs then in effect, in accordance with the terms of such programs.

         (e) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive shall have the right to terminate Executive's employment, without further obligation or liability to Company, except that any termination of Executive's employment under this Section 5(f) shall have the same effect as a termination without cause by Company under Section 5(a) above, upon the occurrence of any one or more of the following events, which events shall be deemed termination by Executive for "Good Reason":

                  i. CHANGE IN REPORTING. If Executive no longer reports directly to the Board of Directors of Company.

                  ii. REDUCTION IN DUTIES OR TITLE. If Executive's duties hereunder are diminished in any material respect or Executive's title as Chief Executive Officer is diminished without his prior written consent;

                  iii. OTHER MATERIAL BREACH. If Company willfully commits a material breach of this Agreement with the actual knowledge that its conduct constitutes a breach of this Agreement;

                  iv. CHANGE IN LOCATION. If Executive's office is re-located outside of the cities listed in Section 2 without his prior written consent;

                  v. EFFECTIVENESS OF NOTICE. Upon the failure to cure any of the events/breaches set out in Section 5(b)(i) through 5(b)(iv) within thirty (30) days after Company's receipt of written notice from Executive specifying the applicable events/breaches and expressly referring to this Section 5(f) (the "Initial Notice"), Executive shall have the right to elect to terminate


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                           his employment for Good Reason by giving a second
                           written notice (the "Second Notice") to Company to such effect and referring to this Section 5(f); provided, however, that with respect to any such events/breaches that are capable of prospective cure, if Company commences to effect such a cure within the foregoing thirty (30) day period, Company shall be permitted additional time to cure and not be deemed in breach so long as it diligently continues to seek to effect a cure. Executive shall be deemed to have terminated his employment for Good Reason under this Section 5(f) effective ten (10) days following Second Notice.

6.       CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION.

         (a) During the Term of Employment and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "CONFIDENTIAL INFORMATION" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data, formulae, information, and client and customer lists and all papers, resumes, records (including computer records) and the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment for any reason whatsoever, Executive shall promptly deliver to the Company all documents, computer tapes and disks (and all copies thereof) containing any Confidential Information.

         (b) During the period that Executive is receiving payments under this Agreement, Executive shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity which is competitive with the business of the Company. Executive further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section if such activity were carried out by Executive and, in particular, Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than one percent (1%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of



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                  such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

         (c) During the period that Executive is receiving payments under this Agreement and for one (1) year after such payments terminate, Executive shall not, directly or indirectly, influence or attempt to influence suppliers, customers or affiliates of the Company to divert their business to any competitor of the Company.

         (d) Executive recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the period that Executive is receiving payments under this Agreement and for one (1) year after such payments terminate, Executive will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by Executive or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

         (e) If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

7.       CONSOLIDATION. MERGER OR SALE OR TRANSFER OF ASSETS OR EARNING POWER.

         (a) In the event that, following the date hereof, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other entity (other than a subsidiary of the Company), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any person (other than a subsidiary of the Company) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of common stock of the Company shall be changed into or exchanged for stock or other securities of any other entity or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating


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                  more than 50% of the assets, operating income, cash flow or earning power of the Company and its subsidiaries (taken as a whole) to any person(s) or entity(ies) (other than the Company or any subsidiary of the Company), then, and in each such case and except as contemplated by subsection (d), Executive shall have been deemed terminated without cause for purposes of Section 5(a)(iii), regardless of whether Executive remains employed by Company or its survivor pursuant to this Agreement, and any termination of Executive within twelve (12) months of such consolidation or merger shall be deemed to be without cause and the remaining provisions of Section 5(a) shall be applicable.

         (b) The Company shall not consummate any such consolidation, merger, sale or transfer unless the surviving entity shall have a sufficient number of authorized shares of its common stock that have not been issued or reserved for issuance to permit the exercise in full of the rights of Executive in accordance with Section 5(a)(iii) and unless prior thereto the Company and such surviving entity shall have executed and delivered to the Executive an agreement acknowledging the Company's or the surviving entity's obligation to, as soon as practicable after the date of any Section 7 event, prepare and file a registration statement under the Securities Act of 1933 (the "Act"), with respect to all shares of common stock owned by Executive or to be acquired by Executive pursuant to any option, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the
                  Act) until Executive has sold all of his shares of common stock in the Company or the surviving entity or Executive can sell of his shares of common stock in the Company or the surviving entity without such current registration statement.

         (c) The provisions of this Section 7 shall similarly apply to successive mergers or consolidations or sales or other transfers.

8. DESIGNATED BENEFICIARY. In the event of the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under SECTION 5, such payments (other than the right to continuation of welfare benefits) shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive's death by filing a written beneficiary designation with the Company during Executive's lifetime. Such beneficiary designation shall be in such form as may be prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee or a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, then the amounts payable under this Agreement shall be paid to Executive's estate.



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9.       TAXES. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

10. RESOLUTION OF DISPUTES. If any dispute shall arise under or related to this Agreement or the transactions contemplated hereby, other than pursuant to and under Section 6, such dispute shall be settled by arbitration in accordance with the rules of the American Arbitration Association (the "AAA"). Such dispute shall be settled by arbitration in the City of Little Rock, Arkansas by three (3) arbitrators, one of whom shall be appointed by Executive, one by the Company, and the third by the first two arbitrators. If either party fails to appoint an arbitrator within ten (10) days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within ten (10) days, then such arbitrator shall be appointed in accordance with the rules of the AAA. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the rules of the AAA so as to enable the arbitrators to render an award within sixty (60) days of the commencement of the arbitration proceedings. The decision of the arbitrators shall be binding upon the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The decision of the arbitrators shall include within the arbitration award a recovery by the prevailing party or parties of its or their expenses of arbitration, including the fees and expenses of the arbitrators, other costs associated with the arbitration proceeding and the reasonable attorneys' fees and expenses of the prevailing party or parties incurred in connection with the arbitration.

11. ATTORNEYS' FEES. Except as otherwise provided herein, should either party hereto or their successors retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, by instituting any action or proceeding in arbitration or a court to enforce any provision hereof or to enjoin a breach of any provision of this Agreement, or for a declaration of such party's rights or obligations under the Agreement, or for any other remedy, whether in arbitration or in a court of law, then the successful party shall be entitled to be reimbursed by the other party for all costs and expenses incurred thereby, including, but not limited to, reasonable fees and expenses of attorneys and expert witnesses, including costs of appeal. If such successful party shall recover judgment in any such action or proceeding, such costs, expenses and fees may be included in and as part of such judgment. The successful party shall be the party who is entitled to recover the costs of suit, whether or not the suit proceeds to final judgment. If no costs are awarded, the successful party shall be determined by the arbitrator or court, as the case may be.

12.      RELEASE. In exchange for the promises and the payments set forth in
         Section 5(a) above, Executive covenants and agrees to release, acquit, and forever discharge the Company of and from any and all claims, injuries, demands and causes of action, including, but not limited to: breach of contract, wages, severance pay, vacation benefits, bonuses, defamation, claims arising under the Arkansas Civil Rights Act of 1993, Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family Medical Leave Act and the Age Discrimination Employment Act of 1967, as amended, which



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         he may now have and which he may ever have as a result of, arising out of, or by reason of: his employment by the Company; the termination of his employment; any of the Company's employment practices, acts or omissions; and any acts or omissions of the Company. It is Executive's express desire to release and waive each and every claim for injuries, damages and consequences, known or unknown, developed or which might develop in the future resulting from any practices, acts or omissions of the Company which occurred prior to the effective date of any termination of this Agreement pursuant to and in accordance with
         Section 5(a) hereof.

13.      REVIEW PERIOD. Executive understands and agrees that he:

         (a) Has a full 21 days within which to consider this Agreement before executing it;

         (b) Has carefully read and fully understands all of the provisions of this Agreement;

         (c) Is, through this Agreement, releasing the Company from any and all claims he may have against them, including any and all claims under state or federal securities laws;

         (d) Knowingly and voluntarily agrees to all the terms set forth in this Agreement;

         (e) Knowingly and voluntarily intends to be legally bound by this Agreement;

         (f) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement;

         (g) Has a full seven days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and

         (h)      Understands that claims or rights under the Age
                  Discrimination in Employment Act that may arise after the date this Agreement is executed are not waived.

13. MISCELLANEOUS. This Agreement shall also be subject to the following miscellaneous considerations:

         (a)      REPRESENTATIONS AND WARRANTIES.

                  (i) Executive represents and warrants to the Company that he has the authorization, power and right to deliver, execute and fully perform his obligations under this Agreement in accordance with its terms. Executive further represents and warrants that this Agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not (A) conflict with or result in the breach of the terms, conditions or provisions of, (B) constitute a default under, or (C) result in a



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                           violation of any agreement, instrument, order,
                           judgment or decree to which Executive is subject. Executive will, to the fullest extent permitted by applicable law, as from time to time in effect, indemnify the Company and hold the Company harmless for any breach of the representations set forth in this subparagraph (i).

                  (ii) The Company represents and warrants to Executive that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms. The Company further represents and warrants that this Agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not (A) conflict with or result in the breach of the terms, conditions or provisions of, (B) constitute a default under, or (C) result in a violation of any agreement, instrument, order, judgment or decree to which the Company is subject. The Company will, to the fullest extent permitted by applicable law, as from time to time in effect, indemnify Executive and hold Executive harmless for any breach of its representations set forth in this subparagraph (ii).

         (b) DIVISIBILITY OF THE AGREEMENT. If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

         (c) CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Arkansas without reference to the choice of law provisions of such State's law, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters of the law the jurisdiction under which the respective entity derives its powers shall govern, and to the extent governed by federal law.

         (d) ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. The Company may assign this Agreement to any direct or indirect subsidiary or parent of the Company or joint venture in which the Company has an interest, or any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns; provided however that no such assignment shall relieve Company of its obligations due to Executive hereunder. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of her rights or interests pursuant to this Agreement.

         (e) NO ABROGATION. Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans, agreements, or arrangements.

         (f) NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

         If to Executive:           Gregg Rollins
                                    1700 Royal Drive
                                    Conway, Arkansas 72032

         If to the Company:         Pet Quarters, Inc.
                                    720 East Front Street
                                    Lonoke, Arkansas 72086
                                    Attn:  Steve Dempsey, CEO

         With copies to:            Wright, Lindsey & Jennings LLP
                                    200 West Capitol Avenue, Suite 2200
                                    Little Rock, Arkansas 72201
                                    Attn:  C. Tad Bohannon

                  or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         (g) HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         (h) WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         (i) EXECUTIVE'S ACKNOWLEDGMENT. Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and
                  (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

         (j) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (k) ENTIRE AGREEMENT; AMENDMENT. This Agreement (i) contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, (ii) supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment and (iii) can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                   EXECUTIVE



                                   -----------------------------------------
                                   Gregg Rollins


                                   PET QUARTERS, INC.



                                By:
                                   ----------------------------------------
                                   Steven B. Dempsey, CEO